CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-34806 of Hillview Investment Trust II on Form N-1A of our report dated August 23, 2004 appearing in the Annual Report of Hillview Investment Trust II for the year ended June 30, 2004, and to the reference to us under the heading "Financial Highlights" appearing in the Prospectuses, which are a part of such Registration Statement, and under the heading "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is also part of such Registration Statement.


/s/ Deloitte & Touche LLP
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October 25, 2004